Exhibit 99.1

                                      Contacts  Investors:
                                                Stephen C. Forsyth
                                                203-969-0666 ext. 425
                                                stephen.forsyth@hexcel.com

                                                Media:
                                                Ronald S. Ziemba
                                                203-969-0666 ext. 405
                                                ron.ziemba@hexcel.com

                 HEXCEL UPDATES 1999 FIRST QUARTER OUTLOOK


 STAMFORD, CT, March 26, 1999 Hexcel Corporation (NYSE/PCX: HXL) today provided guidance on the anticipated performance of its business in the first quarter of 1999.

 Mr. John Lee, Chairman & CEO advised "During the quarter, demand in most of the markets Hexcel serves, including commercial aerospace, has been in line with our expectations. In addition, we have continued to make progress in our business consolidation and integration action plans. However, competitive conditions in the global market for electronic fiberglass materials have remained intense, impacting sales volumes and margins to a greater extent than we previously expected. As a result, we now anticipate that the company's net sales for the quarter will be in the range of $305 to $315 million with gross margins in the range of 21% to 22% of net sales. This is expected to result in Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization and business acquisition and consolidation expenses) for the quarter of between $42 and $45 million."

 Mr. Lee continued "Electronic market competitive conditions resulting from the Asian economic situation are also impacting the performance of our joint venture companies in Europe and Japan, reducing the amount of equity income that we recognize for these joint ventures in our financial statements. This impact, combined with lower than anticipated operating profitability, is anticipated to result in Adjusted Diluted EPS (diluted earnings per share excluding business acquisition and consolidation expenses) in the range of $0.13 to $0.18 per share for the quarter."

 During the quarter, Hexcel has continued the consolidation and integration of its global reinforcement materials operations. On March 16, 1999, Hexcel expanded these actions, announcing its plan to close its Cleveland, Georgia manufacturing facility. As a result, the company anticipates recording in its first quarter financial statements about $3 million of business acquisition and consolidation charges primarily reflecting the costs of closing this facility, of which $1.8 million will be non-cash charges. These first quarter of 1999 charges will equate to about $0.05 per diluted share. A further charge related to this plant closure of about $1 million is anticipated in the second and/or third quarter of 1999.

 In concluding, Mr. Lee noted "Hexcel remains focused on improving performance by continuing to reduce costs and improving productivity through our Lean Enterprise initiatives. We have substantially completed the business consolidation actions we announced in the fourth quarter of 1998 and continue to seek further opportunities to eliminate cost. We remain targeted on achieving Adjusted Diluted EPS of at least $1.00 per share in 1999."

 Hexcel expects to report the results of its first quarter of 1999 on the evening of Tuesday, April 20, 1999.

                             *      *      *

 Hexcel Corporation is the world's leading advanced structural materials company. It develops manufactures and markets lightweight, high-performance reinforcement products, , composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications.


                  DISCLAIMER ON FORWARD LOOKING STATEMENTS This press release contains statements that are forward looking, including statements relating to market conditions, sales, gross margin percentage, EBITDA, diluted earnings per share, and expenses associated with business acquisition and consolidation programs. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, particularly in Asia and Europe, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.